Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
Netherland, Sewell & Associates, Inc. has issued a report, as of December 31, 2008, of the “Estimate of Reserves and Future Revenue to the Ultra Petroleum Corporation Interest in certain oil and gas properties prepared in accordance with Securities and Exchange Commission guidelines” for Ultra Petroleum Corp. We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reserve reports included in the Annual Report on Form 10-K of Ultra Petroleum Corp. for the year ended December 31, 2008.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/C.H. Scott Rees III, P.E.

C. H. Scott Rees III, P.E.
Chairman and Chief Executive Officer
Dallas, Texas
September 15, 2009